Exhibit 10.2

Mutual Release and Non-Disparagement Agreement

THIS MUTUAL RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made and shall be effective as of the 27th day of September, 2023 (the “Effective Date”) by and between Guy Dollinger (“Dollinger”) and LQR House Inc., a Nevada corporation (the “Company”).

WHEREAS, Dollinger previously served as a Director of the Company from January 11, 2021 to February 2, 2023;

WHEREAS, Dollinger currently serves as a Director of the Company since August 9, 2023;

WHEREAS, Dollinger has submitted his resignation to the Company effective as of the Effective Date (the “Resignation”); and

WHEREAS, in connection with the Resignation, the Company and Dollinger have agreed to certain mutual releases and covenants described herein.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the Company and Dollinger agree as follows:

Mutual Release. Dollinger, for himself and his heirs, executors, administrators, representatives, agents, and assigns, fully releases and forever discharges the Company and its parents, subsidiaries, successors, predecessors, and related entities, and their members, managers, officers, directors, agents, employees, attorneys, insurers, and representatives, in such capacities, from any and all claims, demands, liabilities, obligations, suits, charges, actions, and causes of action, whether known or unknown, accrued or not accrued, as of the date of this Release, with respect to matters relating to or arising out of Dollinger’s service as a Director of the Company and his Resignation. The Company, and its parents, subsidiaries, successors, predecessors, and related entities, and their members, managers, officers, directors, agents, employees, attorneys, insurers, and representatives, in such capacities, fully release and forever discharge Dollinger and his heirs, executors, administrators, representatives, agents, and assigns from any and all claims, demands, liabilities, obligations, suits, charges, actions, and causes of action, whether known or unknown, accrued or not accrued, as of the date of this Release, with respect to matters relating to or arising out of: (i) Dollinger’s service as a Director of the Company, and (ii) his respective Resignation. Notwithstanding the foregoing, the following items are hereby not released by Dollinger: (a) any claim that the Company has breached this Agreement; (b) reimbursement of unreimbursed business expenses properly incurred prior to the date upon which Dollinger resigned as a Director of the Company; (c) indemnification to which Dollinger is entitled as a current or former officer of the Company, or inclusion as a beneficiary of any insurance policy related to Dollinger’s service as a Director of the Company; and (d) any claims under any applicable federal or state securities laws arising in connection with the sale of the Company’s securities to Dollinger.

Indemnification. In addition, the Company will jointly and severally indemnify, defend, and hold harmless, Dollinger for, from, and against any and all Claims, whether known or unknown, fixed or contingent, now existing or later arising, resulting from or arising out: (a) of any breach of any representation, warranty, covenant, or other obligation of Company in this Agreement; and (b) the operation or business of Company after the Effective Date; and (c) any claims made by any present or future shareholder or creditor of Company against Company, or any of its present or future officers or directors. This indemnification is in addition and not in lieu of or otherwise limiting indemnification to which Parties are otherwise entitled.

Covenant Not to Sue. Dollinger expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company and he has not assigned any claim against the Company to any other person or entity. The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Dollinger and it has not assigned any claim against Dollinger to any other person or entity. The Company and its affiliates further promise not to initiate a lawsuit or to bring any other claim against Dollinger related to: (i) services rendered by Dollinger to the Company in his capacity as a Director of the Company; (ii) his Resignation; or (iii) any of the matters released pursuant to the terms of this Release. Dollinger further promises not to initiate a lawsuit or bring any other claim against the Company related to: (i) services rendered by Dollinger to the Company in his capacity as a Director of the Company; (ii) the Resignation; or (iii) any of the matters released pursuant to the terms of this Release.

Non-Disparagement. The Company or any of its affiliates shall not disparage Dollinger or his performance as a Director of the Company or otherwise take any action which could reasonably be expected to adversely affect Dollinger’s personal or professional reputation. Similarly, Dollinger shall not disparage the Company or any of its directors, officers, agents or directors or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its directors, officers, agents or employees. Any civil actions currently pending in any jurisdiction or tribunal shall not be construed as a violation of this Release.

Cooperation. Dollinger further agrees that he will reasonably cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which Dollinger was involved during the time he served as a Director of the Company. Dollinger shall render such cooperation in a timely manner upon reasonable notice from the Company.

D&O Insurance. The Company has delivered to Dollinger a copy of the Company’s current Directors and Officers’ Liability Insurance Policy (the “D&O Policy”) along with a certificate of insurance evidencing such insurance with Dollinger (or a nominee) listed as an additional insured party under the D&O Policy. Furthermore, the insurer shall be required, at least thirty (30) days prior to the expiry of a policy or at least thirty (30) days prior to the date fixed for cancellation of a policy, should notice of cancellation be given, deliver to Dollinger evidence of renewal or replacement. All such policies shall provide that the insurer thereunder shall forward to Dollinger, by prepaid registered mail or by hand delivery, a notice at least thirty (30) days in advance of the non-renewal of any such policy. If, pursuant to any such policy, the insurer reserves the right to cancel the policy, such policy shall further provide that the insurer may not cancel or in any manner decrease the coverage thereby provided, without having first notified Dollinger, by prepaid registered mail or by hand delivery, at least thirty (30) days prior to the date fixed for termination or alteration.

No Admission of Liability. Neither this Release nor the performance of this Release shall be construed as an admission of liability by any party, nor as an admission against interest by any party, nor as an admission by any party that the party acted wrongly or violated any law, or the rights of any other party, or acted in violation of any duty owed by a party to any other party, nor as a waiver of any defense, including, without limitation, any statute of limitations, laches or other equitable defense based on the lapse of time that exists or may exist as of the date of this Release. Each party specifically disclaims any liability to any other party for any matter addressed by this Release.

Confidentiality. The parties hereto agree to keep the existence and the terms of this Release confidential and, with the exception of the parties’ respective legal and financial advisors, agree not to disclose any information concerning this Release or its terms to anyone unless compelled to do so by court order or other lawful authority.

Successors and Assigns. This Release will inure to the benefit of and be binding upon the Company and Dollinger and their respective successors, executors, administrators, heirs and, in the case of the Company, permitted assigns. The Company may assign this Release to any successor to all or substantially all its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. Dollinger may not make any assignment of this Release or any interest herein.

Independent Legal Advice. Dollinger (i) acknowledges and confirms that he or she has obtained independent legal advice in respect of this Release, or, in the alternative, (ii) acknowledges, confirms, and agrees that he or she was advised to seek, and has had the opportunity to seek and was not prevented nor discouraged by this Releasee from seeking independent legal advice prior to the execution and delivery of this Release and that, in the event that Dollinger did not avail himself or herself of that opportunity prior to the signing of this Release, he or she did so voluntarily and agrees that his or her failure to obtain independent legal advice should not be used by him or her as a defence to the enforcement of this Release.

Severability. The provisions of this Release are severable.  If any provision or the scope of any provision is found to be unenforceable or is modified by a court of competent jurisdiction, the other provisions or the affected provisions as so modified shall remain fully valid and enforceable.

Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating subject matter hereof. This Release may not be changed or modified, except by a Release in writing signed by each of the parties hereto.

Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the state of Nevada, without regard to the application of the principles of conflicts of laws.

Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Release to be executed as of the date first above written.

COMPANY:

LQR House Inc.

By:	/s/ Sean Dollinger
Name:	Sean Dollinger
Title:	Chief Executive Officer

I have signed and dated this Release below to indicate my acceptance of its provisions and to acknowledge that I have received a copy of this Release.

/s/ Guy Dollinger
Name:	Guy Dollinger

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